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                                                                 Exhibit 10.27.1

                                                                        ORIGINAL

                       AMENDMENT TO MASTER LEASE AGREEMENT

THIS AMENDMENT TO MASTER LEASE AGREEMENT is made and entered into as of the 24th day of December, 1996 by and between On-Point Technology Systems, Inc., formerly Lottery Enterprises, Inc., a Nevada corporation , with its principle offices at 8444 Miralani Drive, San Diego, CA 92126 (the "Lessor") and Solutioneering, Inc., a Texas corporation, 555 Republic Drive, Suite 303, Plano, TX 75074 (the "Lessee") in accordance with the following facts and objectives:

      A. Lessor and Lessee entered into a Master Lease Agreement dated March 1, 1995 ("Master Lease Agreement"), whereby Lessor leased to Lessee Equipment to dispense telephone calling cards.

      B. Lessor now has Equipment that is being returned from leases with other parties and Lessor has offered Equipment to Lessee and Lessee agrees to hire from Lessor a minimum of 1,000 units of Equipment described in each Schedule from time to time entered into pursuant to this Master Lease Agreement in accordance with the Master Lease Agreement.

      IT IS AGREED, THEREFORE, as follows:

1. The Commencement Date for any Equipment leased under this Master Lease Agreement shall be before June 1, 1998.

2. The Initial Lease Term for each Schedule shall be as set forth thereon and shall be five (5) years.

3. Lessee shall have the option to purchase the Equipment at the end of the Initial Lease Term or any Renewal Lease Term for the fair market value. Fair market value shall be determined by agreement of the Lessor and Lessee within fifteen (15) days of the date of the Exercise Notice or, if Lessor and Lessee cannot agree within such period, by an independent appraiser selected by the parties within thirty (30) days of the date of the Exercise Notice. If Lessor and Lessee cannot agree on an appraiser within such thirty (30) day period, then each party shall select an appraiser within such time period and the appraisers so selected shall select a third appraiser who alone shall make the determination of fair market value. Lessee shall exercise its option to purchase by payment of the option price in full to lessor within fifteen (15) days of the date the fair market value is determined. If lessee does not pay the purchase price in full within such period, its option shall not be exercisable until the next option period.

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Amendment to Master Lease Agreement, Page: 2


4. Lessor will refurbish and ship pursuant to the terms herein the Equipment in working condition and carrying a manufacturers warranty of ninety (90) days from the date of installation on electronic and mechanical parts. In the event that the Equipment is not installed within thirty (30) days of shipment the ninety
(90) day warranty period not withstanding the above will commence on the thirtieth (30th) day after the shipment date and expire ninety (90) days thereafter. Lessee understands that the Equipment is refurbished and as such may be shipped with cosmetic defects including scratches, dents and other imperfections in the exterior appearance of the Equipment. The Equipment is specifically described as Debit Card Retailer (DCR) terminals model DCR-2000 with Grabber, and model DCR-1200 with printer and pedestal. Each unit will have two sets of keys.

5. Lessor will, subject to availability, ship to Lessee on a weekly basis twenty-five (25) units of Equipment, as described above, unless agreed otherwise. Of the twenty-five (25) units of Equipment, fifteen (15) will be the refurbished DCR-2000 model and ten (10) will be the refurbished DCR-1200 model subject to model availability. Lessor shall not be obligated to ship units if the Lessor does not have refurbished units available. If refurbished DCR-2000 models are not available, Lessor may instead ship up to twenty-five (25) refurbished DCR-1200 model units per week if Lessor has such model available.

6. Lessor will ship the Equipment to Lessee's offices in Plano, Texas unless otherwise notified that a Schedule of Equipment be shipped to another office of the Lessee.

7. Lessee will make monthly lease payments to Lessor in the amounts of $79.00 for the DCR-2000 and $53.00 for the DCR-1200, there is no down payment or commissions payable under the lease Schedules pursuant to this amendment to the Master Lease Agreement. Payments will be due on the 1st day of each month commencing thirty-three (33) days from the date of shipment. Payments due for Equipment not shipped on the first day of a month shall be prorated by one-thirtieth (1/30) for each day in the month prior to date of shipment plus three (3) days. (e.g., if shipped on the 10th day of a month, payment for the Equipment for that month would be 17/30 of the monthly lease payment amount).

8. Lessor and Lessee acknowledge Lessor's right to receive one and one-half percent (1.5%) of the gross revenue after taxes generated by Equipment shipped under the master lease. Lessor agrees that Lessee will not be obligated to pay such commissions provided that the Lessee has cured any default under any term or condition of the Master Lease Agreement, including amendments and any applicable Schedules, within thirty (30) days of written notice of default.

9. Lessor shall use its best efforts in finding the most economic shipping available; however, all shipping costs associated with the leased Equipment shall be Lessee's responsibility.


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Amendment to Master Lease Agreement, Page: 3


10. Lessee shall have the right to purchase any or all of the Equipment Schedules at any time during the first three years under the Schedules. The Equipment purchase price will be an amount equal to the base price of $2,995.00 for each DCR-2000 and $1,995.00 for each DCR-1200 less an amount equal to forty (40%) percent of each of the first twelve (12) Lease Payment paid, plus forty-five (45%) percent of each of the next twelve (12) Lease Payments paid, plus fifty (50%) percent of each of the next twelve (12) Lease Payments paid which shall be applied as principle. (e.g. the purchase price of a DCR-2000 after 18 monthly payments of $79.00 will be: $2,995-(($79*.4*12)+(79*.45*6))=
$2,402.50).

11. All terms and provisions of the Master Lease Agreement and each Equipment Schedule thereto shall remain in full force and effect, unless inconsistent with the terms of this Amendment.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Amendment to be executed by their duly authorized representatives as of the date first set forth above.

                               LESSOR:
                                        ON-POINT TECHNOLOGY SYSTEMS, INC.


                                        By: /s/ Frederick Sandvick
                                           -----------------------------------
                                           Frederick Sandvick, President & CEO


                               LESSEE:
                                         SOLUTIONEERING, INC.


                                        By: /s/ Shawn Lane
                                           -----------------------------------
                                           Shawn Lane, President